UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 14, 2005

Date of Report (Date of earliest event reported)

VYYO INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-30189	94-3241270
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4015 Miranda Avenue, First Floor

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 319-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination of a Material Definitive Agreement

On January 20, 2005, the Board of Directors of the registrant, Vyyo Inc. (the “Company”) terminated the Company’s 2000 Employee Stock Purchase Plan, as amended (the “Plan”). The Plan allowed eligible employees of the Company an opportunity to purchase a limited number of shares of the Company’s common stock at 85% of the market value at certain Plan-defined dates through accumulated payroll deductions. The Plan was terminated due to the potential impact of recent accounting pronouncements.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On January 14, 2005, Xtend Networks, Inc. (“Xtend”), a subsidiary of the Company, entered into a lease agreement with Corners Realty Corporation, Inc. for certain premises (the “Premises”) in Norcross, Georgia (the “Lease”).

The Premises includes approximately 5,740 square feet of office space. The term of the Lease is 60 months from January 1, 2005. The rent and fee payments are generally to be made in advance for every month of rent. The Lease calls for Xtend to pay, in addition to certain operating expenses, base rent of $0 for months 1-7; base rent of $8,131.67 per month for months 8-12; base rent of $8,337.35 per month for months 13-24; base rent of $8,543.04 per month for months 25-36; base rent of $8,785.29 per month for months 37-48; and base rent of $8,973.54 per month for months 49-60.

The Lease also contains other terms and provisions which are customary for an agreement of this nature. The foregoing is a summary description of the terms of the Lease and by its nature is incomplete. It is qualified in the entirety by the text of the Lease, a copy of which is attached hereto as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	The Lease is attached.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: January 21, 2005	By:	/s/ Arik Levi
Arik Levi
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	The Lease.